EXHIBIT 10.5

AMENDMENT NO. 1 TO AGREEMENT

This Amendment No. 1 is made and entered into as of September 30, 2014 (the “Effective Date”), by and between Sucampo Pharma Americas, LLC (formerly known as Sucampo Pharma Americas, Inc., which was further formerly known as Sucampo Pharmaceuticals, Inc.) (“SPA”), Takeda Pharmaceutical Company Limited (“Takeda”) and Sucampo AG (“SAG”).  SPA, Takeda and SAG are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, SPA and Takeda are parties to a Collaboration and License Agreement dated October 29, 2004 (the “CLA”);

WHEREAS, SPA, Takeda and SAG are parties to an Agreement dated October 29, 2004 which is attached to the CLA as Appendix B (the “Agreement”); and

WHEREAS, the Parties now desire to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

1. Reference to SPI in the Agreement.  It is understood by the Parties that references to “SPI” in the changes set forth in this Amendment No. 1 are made for consistency with the other terms and conditions of the Agreement which contain references to “SPI,” and that references to “SPI” in the Agreement (including those effectuated by the changes herein) will refer to SPA.

2.  Amendments to the Agreement.

2.1 Definition of Best Efforts.  All instances of the term “Best Efforts” in the Agreement are hereby amended to read “Commercially Reasonable Efforts”, which is defined as follows:

‘“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by a Party or its Affiliate with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as such Party would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the development, manufacture, seeking and obtaining regulatory approval, or commercialization of the Compound or Product, such efforts and resources shall be consistent with those efforts and resources commonly used by a Party under similar circumstances for similar compounds or products owned by it or to which it has similar rights, which compound or product, as applicable, is at a similar stage in its development or product life and is of similar market potential taking into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (c) the expected and actual product profile of the Compound or Product, (d) the expected and actual patent and other proprietary position of the Compound or Product, (e) the likelihood of regulatory approval given the regulatory structure involved, including regulatory or data exclusivity, (f) the expected and actual profitability and return on investment of the Compound or Product, or other compounds or products in a Party’s portfolio of compounds or products, taking into consideration, among other factors, expected and actual (1) third party costs and expenses, (2) royalty, milestone and other payments to third parties and SPI, and (3) the pricing and reimbursement relating to the Product(s). Commercially Reasonable Efforts shall be determined on an indication/dosage-by-indication/dosage basis for the Compound or Product, as applicable, and it is anticipated that the level of effort and resources that constitute “Commercially Reasonable Efforts” with respect to a particular indication will change over time, reflecting changes in the status of the Compound or Product, as applicable. Notwithstanding the foregoing, neither Party shall be obligated to Develop, seek Regulatory Approval for, or Commercialize a Compound or Product: (i) which, in its reasonable opinion after discussion with the other Party, caused or is likely to cause a fatal, life-threatening or other serious adverse safety event that is reasonably expected, based upon then available data, to preclude obtaining Regulatory Approval for such Product or Compound, or, if Regulatory Approval of such Product has already been obtained, to preclude continued marketing of such Product; or (ii) in a manner inconsistent with applicable laws.’

2.2 Definition of Takeda Affiliates.  The definition of “Takeda Affiliates” in the Agreement is hereby amended in its entirety to read as follows:

‘“Takeda Affiliates” shall mean those Affiliates of Takeda listed on Exhibit D to the Collaboration and License Agreement.’

2.3  Deletion of Exhibit B.  Exhibit B to the Agreement is hereby deleted in its entirety.

2.4 Amendment to Article 10.  Section 10.3 of the Agreement is hereby amended by replacing the last sentence of that section with the following:

‘In addition, the receiving Party may disclose Confidential Information to its Affiliates and its and their officers, directors, employees, contractors, consultants, agents and advisors on a “need-to-know” basis in order for the receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in Article 10.’

2.5  Amendment to Article 12.  Paragraph (a) of Article 12 is hereby amended in its entirety to read as follows:

‘(a)           The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until termination of the Collaboration and License Agreement.  SPI shall notify SAG of the termination of the Collaboration and License Agreement when such termination occurs.’

3.  Miscellaneous.

3.1
Full Force and Effect.  The provisions of the Agreement, as amended by this Amendment No. 1 effective as of its Effective Date, remain in full force and effect; provided that the rights and obligations of the Parties as accrued under the Agreement prior to this Amendment No. 1 will remain unchanged and continue to be binding on the Parties.

3.2
Entire Agreement.  The Agreement and this Amendment No. 1 constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

3.3	Counterparts. This Amendment No. 1 may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 as of the date first written above.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		SUCAMPO PHARMA AMERICAS, LLC

By:		By:
Name:	Christophe Weber	Name:	Peter S. Greenleaf
Title:	President & COO	Title:	President

SUCAMPO AG

By:
Name:	Peter S. Greenleaf
Title:	President

[Signature page to Amendment No. 1 to Agreement Dated October 29, 2004]